Exhibit 5.6

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Phone: 816-983-8000

Fax: 816-983-8080

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re: Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Missouri counsel to Advanced Disposal Services Oak Ridge Landfill, Inc., a Missouri corporation, and Advanced Disposal Services Maple Hill Landfill, Inc., a Missouri corporation (collectively, the “Missouri Guarantors”), in connection with their guarantees (the “Exchange Note Guarantees”), on a senior unsecured basis, as to the payment of principal and interest on certain 8  1⁄4% Senior Notes due 2020 (the “Exchange Notes”) issued by ADS Waste Holdings, Inc., a Delaware corporation (the “Company” and the parent of the Missouri Guarantors), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed on September 11, 2013 with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8  1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by each of the entities listed in the Registration Statement as guarantors, which includes the Missouri Guarantors. The Prospectus provides that the Exchange Notes and the Exchange Note Guarantees will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of October 9, 2012, among ADS Waste Escrow Corp. (“ADS”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and amended by the supplemental indenture dated November 20, 2012 among ADS, the guarantors party thereto (including the Missouri Guarantors) and the Trustee (as amended and supplemented, the “Indenture”). This opinion is being delivered in connection with an opinion required by Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred beyond the opinions expressly so stated.

In our capacity as counsel to the Missouri Guarantors, we have reviewed:

(a)	originals or copies of originals showing signatures and identified to us as true copies of originals as signed, of the Indenture, including the Exchange Note Guarantees;

ADS Waste Holdings, Inc.

September 11, 2013

(b)	An undated specimen form of the Exchange Notes;

(c)	Copies of the Articles of Incorporation, and all amendments thereto, of the Missouri Guarantors certified by the Secretary of State of Missouri as of a recent date, and a copy of the Amended and Restated Bylaws of the Missouri Guarantors;

(d)	Certificates of Good Standing issued by the Secretary of State of Missouri on September 6, 2013, with respect to each of the Missouri Guarantors;

(e)	The Written Consent of the Board of Directors of the Missouri Guarantors dated November 20, 2012; and

(f)	Originals or copies of such other corporate records of the Missouri Guarantors, certificates of public officials and of officers of the Missouri Guarantors and such other agreements and documents as we have deemed necessary as a basis for the opinions expressed below.

In rendering the following opinions, as to factual matters that affect our opinions, we have, with your approval, relied on (and assumed the accuracy of) certificates, statements and other representations of officers of the Missouri Guarantors and others including the certificates of public officials listed above. We have further assumed that the information upon which we have relied is accurate and that none of such information contains any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading. In our review of the documents referenced herein, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and on the assumptions and subject to the qualifications and limitations set forth in this opinion, it is our opinion that:

1.	The Missouri Guarantors are corporations validly existing and in good standing under the laws of the State of Missouri.

2.	Assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of the parties thereto other than the Missouri Guarantors, the Missouri Guarantors have all necessary corporate power and authority to execute, deliver and create the obligations applicable to them under the Exchange Notes and the Indenture.

3.	The execution, delivery and performance by each Missouri Guarantor of the Indenture has been duly authorized by all necessary corporate action.

4.	The Indenture has been duly executed and delivered by the Missouri Guarantors.

ADS Waste Holdings, Inc.

September 11, 2013

With respect to our opinion number one, we note that there is an inconsistency in the historical name of Advanced Disposal Services Oak Ridge Landfill, Inc. in the entity’s Articles of Incorporation.

With respect to our opinion number three, we note that there is a vacancy on the Board of Directors of Advanced Disposal Services Oak Ridge Landfill, Inc.

With respect to our opinion number four, we note that we were not present at the execution and delivery of the original Indenture and that we have based our opinion on examination of copies of the Indenture, and certificates, statements or other representations of officers or managers of the Company or the Missouri Guarantors. As to matters of fact, we have assumed all representations of the Missouri Guarantors and the other parties to the Indenture are true.

This opinion may only be used in connection with the Registration Statement, and it is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. This opinion is based solely on the state of the law as of the date of this opinion, and the factual matters in existence as of such date, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very Truly Yours,

/s/ Husch Blackwell LLP
Husch Blackwell LLP